Exhibit 99.1

March 28, 2012 – Intervest Bancshares Corporation Announces Appointment of New Director

NEW YORK, N.Y., - Lowell Dansker, Chairman of the Board of Directors and Chief Executive Officer of Intervest Bancshares Corporation (the “Company”) (Nasdaq: IBCA), the parent corporation of Intervest National Bank, today announced that Susan Roth Katzke has joined the Board of Directors of the Company.

Mr. Dansker stated “Susan brings a wealth of experience, having spent more than 20 years in financial services, including extensive work with public and private companies across the industry. She has extensive experience analyzing the strategic positioning and financial strength of entities within the regional and multinational banking, brokerage, advisory, private equity and consumer finance industries. We are pleased that she will be joining our Board of Directors.”

Ms. Katzke was elected to the Board of Directors by the U.S. Department of the Treasury (“Treasury”) pursuant to its rights as the holder of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A. While Treasury’s contractual rights do not address service on the Board of Directors of Intervest National Bank, the Company’s wholly-owned bank subsidiary, the Company has commenced the process to have Ms. Katzke approved to also serve on the Board of Directors of that bank.

Intervest Bancshares Corporation

Intervest Bancshares Corporation is a bank holding company. Its principal operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

CONTACT:	LOWELL DANSKER, CHAIRMAN
Intervest Bancshares Corporation
One Rockefeller Plaza (Suite 400)
New York, New York 10020-2002
212-218-2800 Fax - 212-218-2808